UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 30, 2006

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

202 South Wheeler Street, Plant City, Florida 33566

(Address of principal executive offices and zip code)

(Registrant’s telephone number, including area code) (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On March 30, 2006, UTEK Corporation entered into an agreement and plan of acquisition with 22nd Street of Ybor City, Inc. to acquire all of its issued and outstanding shares of capital stock for an aggregate purchase price of $2,000,000. 22nd Street of Ybor City, Inc. is a real estate holding company that owns a commercial real estate property in Tampa, Florida. UTEK will purchase 100% of the outstanding shares of 22nd Street of Ybor City, Inc. through the issuance of 82,919 shares of its common stock plus a cash payment of $1,000,000. The acquired business will be operated by UTEK Real Estate Holdings, Inc., one of UTEK’s portfolio companies.

The offer and sale of shares of UTEK’s common stock in connection with the agreement and plan of acquisition will be exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act insofar as: (1) all of the stockholders of 22nd Street of Ybor City, Inc. will either be accredited investors with the meaning of Rule 501(a) under the Securities Act or investors that have such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in UTEK; (2) no offers or sales in connection with the agreement and plan of acquisition will be effected through any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, and (3) the transfer of the shares of common stock to be sold in connection with the agreement and plan of acquisition will be restricted by UTEK in accordance with Rule 502(d) under the Securities Act.

Item 9.01. Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Acquisition by and between UTEK Corporation and 22nd Street of Ybor City, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2006	UTEK CORPORATION

/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer